Exhibit 5.1

FOLEY HOAG LLP

Seaport World Trade Center West

155 Seaport Boulevard

Boston, MA 02210-2600

617 832 1000 main

617 832 7000 fax

August 1, 2008

ABIOMED, Inc.

22 Cherry Hill Drive

Danvers, Massachusetts 01923

Ladies and Gentlemen:

We have acted as counsel to ABIOMED, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by certain stockholders of the Company of up to 343,075 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share.

You have requested our opinion with respect to the matters set forth below.

We are familiar with the Company’s Certificate of Incorporation, as amended and restated and effective as of the date hereof, its By-Laws, as amended and restated and in the form appearing in the Company’s minute books, and the records of meetings and consents of its Board of Directors and committees thereof and of its stockholders provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares are legally issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities

Act and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely, FOLEY HOAG LLP

By:	/s/ Peter M. Rosenblum
a Partner